EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE
-----------------------

                                                          ASCENT PEDIATRICS, INC

                                    Emmett Clemente, Ph.D., President & Chairman
                                                               Eliot Lurier, CFO
                                                             Tel:   978-658-2500
                                                             Fax:   978-658-3939

          ASCENT PEDIATRICS RECEIVES FDA APPROVAL OF PRIMSOL  SOLUTION

 Targets Market of 3.9 Million Rxs With Safer Alternative to Combination Product

Wilmington, MA, January 27, 2000 - Ascent Pediatrics, Inc., (OTCBB: ASCTP) announced today that it has received FDA approval to market Primsol Solution (trimethoprim HCl oral solution), for the treatment of acute otitis media, or middle ear infection, caused by susceptible organisms in children age six months to twelve years. Otitis media is the leading pediatric infection in the U.S., accounting for over 23 million annual patient visits. The Company expects commercial shipment of Primsol, which will be available only by prescription, to commence the beginning of February with physician detailing activity to begin in March.

Primsol contains only trimethoprim as its single active ingredient. Two other commonly used liquid antibiotics, Septra and Bactrim , contain trimethoprim and sulfamethoxazole, the latter ingredient being associated with allergic reactions that, though rare, may be severe or even fatal. Thus, while Primsol is contraindicated in certain patients and, like all drugs, may produce adverse events, it will be positioned as a safer alternative to the combination products of trimethoprim and sulfamethoxazole. These products account for approximately
3.9 million prescriptions dispensed in the U.S. during the latest twelve months.

``Ascent has proven that a sulfa component isn't needed for efficacy in the treatment of acute otitis media,'' said Emmett Clemente, Ph.D., President and Chairman. ``In its new drug application to the FDA, Ascent showed in a clinical study with 262 children that Primsol, containing only trimethoprim, was just as effective as the combination trimethoprim and sulfamethoxazole. And importantly, Primsol was shown to have significantly fewer side effects.''

``Pediatricians will welcome this product and will not be surprised to learn that removing the sulfa component will lessen side effects,'' explained Dr. Edward J. O'Rourke, Assistant Professor of Pediatrics at Harvard University. ``In addition, there is the risk of severe and fatal hypersensitivity reactions to sulfamethoxazole, and although rare, they nevertheless can occur. If we can eliminate that risk,'' added Dr. O'Rourke, ``we should do it.''

``With the launch of Primsol, the company's first marketed prescription product, Ascent continues to pursue its mission of being the only pharmaceutical company devoted to marketing products just for kids,'' said Gregory A. Vannatter, Executive Vice-president of Ascent. ``Primsol will be promoted to pediatricians by the Ascent Pediatrics' sales force and supported with journal advertising and direct mail. Primsol has a pleasant bubble gum flavor for children, requires no shaking or refrigeration, contains no alcohol or dyes, and has convenient twice-a-day dosing.''

Ascent Pediatrics, Inc., is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address unmet medical needs of children through the development of differentiated; proprietary products based on approved compounds with well- known clinical profiles. Ascent currently markets two non-prescription products, FeverAll acetaminophen suppositories and Pediamist , nasal saline mist.

Investors are cautioned that this press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words ``believes'', ``anticipates'', ``expects'', ``intends'', ``will'' and similar expressions are intended to identify forward-looking statements. Information contained in these forward looking-statements is inherently uncertain, and actual performance and results may differ materially due to numerous factors, including but not limited to the following: the uncertainty of market acceptance of Primsol, the Company's capital needs, seasonality and variable operating results, the Company's dependence on new product development, the Company's dependence on obtaining regulatory approval to market products, the Company's ability to retain or attract customers due to competition, uncertainty in the healthcare industry, and risk of product liability claims. These factors, as well as a number of other important factors, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, under the caption ``Management's Discussion and Analysis of Financial Condition and Results of Operations-Certain Factors That May Affect Future Results'', which description is incorporated herein by this reference, and in the Company's other filings with the Securities and Exchange Commission.

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